CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 18, 2000, on the December 31, 1999 financial statements of The Pillar Funds, and to all references to our firm included in or made part of the The Pillar Funds' Post-Effective Amendment No. 22 to the Registration Statement File No. 33-44712.


/s/ Arthur Andersen LLP

Philadelphia, PA
February 27, 2001